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                                   EXHIBIT 4.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

                            ------------------------

         Au Bon Pain Co., Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted to recommend to the stockholders of the Corporation that the stockholders authorize and approve an amendment to the Certificate of Incorporation of the Corporation whereby the name of the Corporation would be changed to "Panera Bread Company", declaring said amendment to be advisable and calling a meeting of said stockholders for consideration thereof.

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held and the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That as recommended by the Board of Directors and as approved by the stockholders of the Corporation, the First Article of the Certificate of Incorporation of the Corporation shall be deleted and replaced with the following:

         "1.      The name of the corporation is Panera Bread Company."

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Ronald M. Shaich, its Co-Chairman and Chief Executive Officer, this 17 day of May, 1999.


                                       Au Bon Pain Co., Inc.



                                       By: /s/ Ronald M. Shaich
                                           -------------------------------------
                                           Ronald M. Shaich
                                           Its: Co-Chairman
                                                and Chief Executive Officer


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